EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of November 1, 2021 by and among Singlepoint Inc., a Nevada corporation (the “Company”) and William Ralston (“Executive”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive are parties to that Employment Agreement dated as of May 30, 2018 (the “Employment Agreement”) which by its terms has extended to

WHEREAS the parties have agreed, subject to the terms, amendments, conditions and understandings expressed in this Amendment, to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2. Employment. Executive shall be employed by the Company as Chief Executive Officer of the Corporation and shall perform such duties as are consistent with his position as, Chief Executive Officer (as applicable, the “Services”).

3. Term Extension. The Term for the Employment Agreement shall be amended to expire on May 30, 2024. This Term shall automatically be extended for additional three-year periods (included in the definition of Term) unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term.

4. Compensation. During the term of the Agreement (as extended hereby):

(a) Base Salary. The Company shall pay Executive a salary (the “Base Salary”) equal to Two Hundred Eighty Thousand Dollars ($280,000.00) per year, with a minimum automatic Cost of Living increase of 3.0% per year, beginning on January 1, 2022.

(b) Other Benefits. The Company shall provide the Executive with (i) a Cell Phone Allowance of $150.00 per month, (ii) an Automobile Allowance of $600.00 per month as of November 1, 2021, (iii) Health Care reimbursement has been reclassified as a Health and Wellness allowance.

(c) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under Section 4 of the Employment Agreement.

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(d) Bonus. The Company shall pay Executive a one-time cash retention bonus of $50,833.33, less appropriate federal, state, and payroll taxes.

5. Waiver. Any unpaid allowances (estimated $61,500.00) afforded to Executive under the Employment Agreement through October 31, 2021 shall be waived by Executive.

6. Other Terms Unchanged. The Employment Agreement, as amended by this Amendment, remains and continues in full force and effect, constitute legal, valid, and binding obligations of each of the parties, and are in all respects agreed to, ratified, and confirmed. Any reference to the Employment Agreement after the date of this Amendment is deemed to be a reference to the Employment Agreement as amended by this Amendment. If there is a conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall control.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Amendment (or such party’s signature page thereof) will be deemed to be an executed original thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Singlepoint Inc.

By:
Name:
Title:

Executive

By:
Name:	William Ralston
Title:

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